SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name:  UNITED TAX-MANAGED EQUITY FUND, INC.
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

6300 Lamar Avenue, P.O. Box 29217, Shawnee Mission, Kansas 66201-9217
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Telephone Number:  (913) 236-2000
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Name and Address of Agent for Service of Process:

Kristen A. Richards
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6300 Lamar Avenue, P.O. Box 29217, Shawnee Mission, Kansas 66201-9217
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Registrant is filing a Registration Statement pursuant to Section 8(b) of the
Investment Company Act of 1940 concurrently with the filing of Form
N-8A:

                                 Yes _X_ No ___